LANCE, INC.
2007 Annual Performance Incentive Plan for Officers

Purposes and Introduction	The 2007 Annual Performance Incentive Plan provides for Performance Awards under the Lance, Inc. 2007 Key Employee Incentive Plan (the “Incentive Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan.

The primary purposes of the 2007 Annual Performance Incentive Plan for Officers (the “2007 Plan”) are to:

	•	Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Lance’s stated business strategy.

	•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

	•	Focus participant’s attention on operational effectiveness from both an earnings and an investment perspective.

	•	Promote the performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards.

For 2007, participants will be eligible to earn incentive awards based on the performance measures listed on Exhibit A hereto and defined as follows:

	1.	Corporate Earnings Per Share (“Corporate EPS”) is defined as the fully diluted earnings per share of the Company for the 2007 fiscal year, excluding special items, which are significant one-time income or expense items.

	2.	Net Sales Dollars is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items.

	3.	Economic Profit is defined as net operating profit after income taxes, less cost of capital charge of 9.0% on average capital employed.

To achieve the maximum motivational impact, plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2007 Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive, stated as a percent of base salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the Plan Year based on the attainment of predetermined goals.

Base salary shall be the annual rate of base compensation for the Plan Year which is set no later than April of such Plan Year; provided that for any award intended to satisfy the Performance-Based Exception, base salary shall be the annual rate of base compensation for the Plan Year which is set no later than March 31 of such Plan Year.

Not later than 75 days after fiscal year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s 2007 fiscal year (the “Plan Year”).

Eligibility and Participation	Eligibility in the Plan is limited to Officers of Lance who are key to Lance’s success. The Compensation Committee of the Board of Directors will review and approve participants nominated by the President and Chief Executive Officer. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates. Exhibit B includes the list of 2007 participants approved by the Compensation Committee at its February 8, 2007 meeting.

Target Incentive Awards	Each participant will be assigned a Target Incentive expressed as a percentage of his or her base salary. Participants may be assigned Target Incentives by position, by salary level or based on other factors as determined by the Compensation Committee.

Target Incentives will be reevaluated at least every other year, if not annually. If the job responsibilities of a position change during the year, or base salary is increased significantly, the Target Incentive shall be revised as appropriate.

Exhibit B lists the Target Incentive for each participant for the Plan Year. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant’s Target Incentive by the appropriate percentage (based on performance for the year, as described below).

Performance Measures and Award Funding	The 2007 performance measures are on Exhibit A attached hereto.

	Threshold	Target	Maximum
Award Level Funded	50%	100%	200%

Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum. There will be no payout unless the Threshold for the applicable performance measure is reached. The payout for Net Sales Dollars will not exceed Threshold unless Corporate EPS equals or exceeds Threshold.

The performance measures will be communicated to each participant as soon as practicable after they have been established. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2007 and determined the performance level achieved.

Threshold, Target and Maximum levels will be defined at the beginning of each Plan Year for each performance measure.

The following definitions for the terms Maximum, Target and Threshold should help set the goals for each year, as well as evaluate the payouts:

• Maximum: Excellent; deserves an above-market incentive

• Target: Normal or expected performance; deserves market-level incentive

• Threshold: Lowest level of performance deserving payment above base salary; deserves below-market incentive

Individual Performance	Each Officer will receive 45% of his or her Target Incentive Award based on Corporate Earnings Per Share, 35% of his or her Target Incentive Award based on Net Sales Dollars and 20% of his or her Target Incentive Award based on Economic Profit.

Form and Timing of Payments	Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee of the Board of Directors, generally within 75 days after the end of the Company’s 2007 fiscal year. All awards will be rounded to the nearest $100.

Change in Status	An employee hired into an eligible position during the Plan Year may participate in the Plan for the balance of the Plan Year on a pro rata basis.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily before the payment date, any Award will be forfeited. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis at the higher of the Target Incentive or actual performance after the end of the Plan Year. Awards otherwise will be calculated on the same basis as for other participants.

Change In Control	In the event of a Change in Control, pro rata payouts will be made at the greater of (1) Target Incentives or (2) actual results for the year-to-date, based on the number of days in the Plan Year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

Withholding	The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and prorations for executive officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Stockholder Approval	The 2007 Plan and the awards hereunder are made pursuant to the Incentive Plan, which is subject to approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on April 26, 2007. Any award made under the 2007 Plan before the Incentive Plan is approved by the Company’s stockholders is conditioned upon such approval and will be null and void if the Incentive Plan is not so approved.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination. The Committee shall adjust any award due to extraordinary events such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events; all as specified in Section 11(d) of the Incentive Plan. The decisions of the Committee shall be conclusive and binding on all participants.

Exhibit A
Performance Measures
($ in millions, except Corporate EPS)

Performance Measure	Weight	Threshold	Target	Maximum

Corporate EPS*	45%	$0.70	$0.80	$1.11

Net Sales Dollars*	35%	$**	$**	$**

Economic Profit*	20%	$**	$**	$**

*	Excludes special items and discontinued operations

**	These performance objectives are omitted because they are based on our confidential and competitively sensitive business plans and we believe disclosure of the objectives would likely result in substantial harm to our competitive positions. We view the target performance objectives to be achievable if we generally meet our operating plans for 2007.

Exhibit B

		Award	Target
Name	Title	Percentage	Incentive

David V. Singer	President and Chief Executive Officer	100%		$550,000

R. D. Puckett	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	50%		$183,750

G. A. Patcha	Senior Vice President — Sales and Marketing	* %	$	*

E. D. Leake	Vice President — Human Resources	50%		$112,500

B. W. Thompson	Vice President — Supply Chain	50%		$137,500

F. I. Lewis	Vice President — Sales	50%		$132,600

H. D. Fields	Vice President — Corporate	* %	$	*

M. E. Wicklund	Controller and Assistant Secretary	* %	$	*

*	Amounts are omitted for participants other than the Chief Executive Officer, Chief Financial Officer and the Executive Officers who are named in the Summary Compensation Table of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

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